Exhibit 5.1

November 10, 2022

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Ladies and Gentlemen:

We have acted as counsel for NiSource Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3ASR (Registration Number 333-268084) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of shares of the Company’s common stock, par value $0.01 per share, having an aggregate gross sales price of up to $450,000,030 (the “Shares”), pursuant to (i) the Equity Distribution Agreement, dated February 22, 2021, among the Company, Barclays Capital Inc., as the sales agent and as the forward seller, and Barclays Bank PLC, as the forward purchaser, (ii) the Equity Distribution Agreement, dated February 22, 2021, among the Company, J.P. Morgan Securities LLC, as the sales agent and as the forward seller, and JPMorgan Chase Bank, National Association, as the forward purchaser, (iii) the Equity Distribution Agreement, dated February 22, 2021, between the Company and KeyBanc Capital Markets Inc., as the sales agent, as the forward seller and as the forward purchaser, (iv) the Equity Distribution Agreement, dated February 22, 2021, among the Company, Mizuho Securities USA LLC, as the sales agent and as the forward seller, and Mizuho Markets Americas LLC, as the forward purchaser, (v) the Equity Distribution Agreement, dated February 22, 2021, between the Company and Morgan Stanley & Co. LLC, as the sales agent, as the forward seller and as the forward purchaser, (vi) the Equity Distribution Agreement, dated February 22, 2021, among the Company, Wells Fargo Securities, LLC, as the sales agent and as the forward seller, and Wells Fargo Bank, National Association, as the forward purchaser, and, in each case, the related Master Confirmation for Forward Sale, dated February 22, 2021, between the Company and the applicable forward purchaser (collectively, the “Master Forward Confirmations” and, together with the Equity Distribution Agreements, the “Transaction Documents”).

We have reviewed copies of the Transaction Documents, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and, when (A) the number of Shares to be offered, issued and sold by the Company from time to time and the respective pricing terms, times and dates of offering, issuance and sale have been duly authorized and approved by one or more duly authorized officers of the Company, all as provided in, and in compliance with the parameters, limitations and other terms set forth in resolutions duly adopted by the board of directors of the Company and (B) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the aggregate par value thereof, in accordance with the terms of the Transaction Documents, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP